EXHIBIT 21

Subsidiaries of the Registrant

(as of September 30, 2005)

Merisel Americas, Inc.

Merisel Properties, Inc

Color Edge, LLC

Color Edge Visual, LLC

Comp 24, LLC

Crush Creative, LLC